Franklin Financial Corporation Announces Share Repurchase Program

Richmond, Va., September 3, 2013 – Franklin Financial Corporation (NASDAQ: FRNK), or “the Company”, the parent company of Franklin Federal Savings Bank, announced that on August 29, 2013 the Board of Directors approved a stock repurchase program whereby the Company may repurchase up to 5%, or 612,530 shares, of its outstanding common stock commencing upon the completion of the 5% stock repurchase program approved by the Company’s Board of Directors on November 15, 2012. Repurchases will be made from time to time, in the open market or through privately negotiated transactions, as and when deemed appropriate by management and under any plan that may be deployed in accordance with SEC Rule 10b5-1. Richard T. Wheeler, Jr., Chairman, President, and Chief Executive Officer, stated, “Our strong capital position provides us with the flexibility to repurchase shares when the opportunities arise and reinforces our commitment to enhance long-term shareholder value.”

About Franklin Financial Corporation

Franklin Financial Corporation is the parent of Franklin Federal Savings Bank, a federally chartered capital stock savings bank engaged in the business of attracting retail deposits from the general public and originating non-owner-occupied one-to four-family loans as well as multi-family loans, nonresidential real estate loans, construction loans, and land and land development loans. The Bank is headquartered in Glen Allen, Virginia and operates eight branch offices. Franklin Financial Corporation trades under the symbol FRNK (NASDAQ).

Website: www.franklinfederal.com